Exhibit 10.30

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of May 17, 1999 by and between VAIL ASSOCIATES INC., a Colorado corporation (“VA”) and John McD. Garnsey (hereinafter referred to as “Executive”).

RECITALS

1. VA desires to employ Executive to render services to it for the period and upon the terms and conditions provided for in this Agreement; and

2. Executive wishes to serve in the employ of VA for its benefit for the period and upon the terms and conditions provided for in this Agreement.

COVENANTS

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment.

      (a) VA hereby employs Executive to serve as Senior Vice President & Chief Operating Officer - Beaver Creek on the terms and conditions set forth herein.  In such capacity, Executive shall have the responsibilities normally associated with such position, including those generally described on Exhibit A attached hereto, subject to the supervision and control of the President (the "President"), the Board of Directors (the "Board") and chief executive officer (the "CEO") of Vail Resorts, Inc., a Delaware corporation, the sole indirect shareholder of VA.

      (b) Executive accepts employment by VA and agrees that, during the term of his employment, he will devote substantially all his time during normal business hours and best efforts to the performance of his duties hereunder, which duties shall be performed in an efficient and competent manner and to the best of his ability.  Executive further agrees that, during the term of this Agreement, he will not, without the prior written consent of the President, directly or indirectly engage in any manner in any business or other endeavor, either as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of his personal services.  This restriction will not preclude Executive from having passive investments, and devoting reasonable time to the supervision thereof (so long as such does not create a conflict of interest or interfere with Executive's obligations hereunder), in any business or enterprise which is not in competition with any business or enterprise of VA or any of its subsidiaries or affiliates (collectively, the "Companies"). Notwithstanding the foregoing, Executive shall be entitled to retain interests and/or positions with the business(s)/enterprise(s) listed on Exhibit B, attached hereto, which interests/positions shall not be deemed competitive with the Companies.

2. Compensation.

For all services rendered by Executive to or on behalf of the Companies, VA shall provide to Executive, subject to any and all withholdings and deductions required by law, the following:

      (a) Base Salary.  Executive shall receive regular compensation at the initial rate of Two Hundred Twenty-Five Thousand Dollars ($225,000.00) per year (the "Base Salary"), which Base Salary shall be adjusted effective October 1, 1999 to Two. Hundred Thirty-Five Thousand Dollars ($235,000.00), payable in accordance with the normal payroll practices of VA.  Executive's Base Salary shall be reviewed annually by the President, the CEO and the Board; Executive's initial review shall occur on or before September 30, 2000.  Any increases or decreases in such Base Salary shall be at the discretion of the President, the CEO and the Board, and Executive acknowledges that the President, the CEO and the Board are not obligated to make any increases.  Executive’s Base Salary shall not be lowered from the initial Base Salary set forth above during the term of this Agreement without his written consent.

      (b) Bonuses, Stock Options. Etc.  Executive shall also be considered annually for bonuses, and/or stock options based upon his performance in light of objectives established by the Board, it being understood that any such awards are at the discretion of the President, the CEO and the Board.  Without limiting the generality of the foregoing, Executive shall be eligible to participate in (i) the Management Incentive Plan of VA (the "MIP"), and (ii) any other bonus, incentive, and fringe benefit plans as VA shall make generally available to other employees in senior management positions in accordance with the terms of the relevant contracts, policies or plans providing such benefits, all on such terms as the Board may determine.  If any such compensation or benefits are paid or made available, it shall be at such time or times as the Board shall determine, based upon such factors, if any, as the Board may establish.  Notwithstanding the above, (w) there shall be no bonus compensation paid to Executive for fiscal year 1999, (x) Executive's bonus for fiscal year 2000 shall be guaranteed for Seventy Thousand Dollars ($70,000.00), (y) Executive shall be granted the option to buy up to 42,000 shares of common stock Tranche A through the Vail Resorts, Inc. 1996 Long Term Incentive and Share Award Plan ("1996 Plan") upon terms as specifically set forth in the Vail Resorts, Inc.'s standard stock option agreement, which terms shall include vesting over three years (with the first anniversary being May 17, 2000) and an exercise price equal to the closing market price on May 17, 1999, (z) Executive shall be eligible to participate in annual option grant(s) made by the Board under the 1996 Plan for 2000 (a number of shares of common stock Tranche B, if any, granted by the Board in its discretion on or before November 18, 2000, at an exercise price equal to the closing market price on the day of the grant, if made by the Board, all subject to the terms of the applicable stock option agreement).

      (c) Insurance.  Executive shall also receive, at VA’s expense, health, medical, dental, long-term disability and life insurance pursuant to such plans as are from time to time adopted by the Board.

      (d) Expense Reimbursement; Club Memberships.  Executive shall have a travel and entertainment budget which is reasonable in light of his position and responsibilities and shall be reimbursed for all reasonable business-related travel and entertainment expenses incurred by him thereunder upon submission of appropriate documentation thereof.  Executive shall, subject to applicable rules and bylaws in effect from time to time, be entitled to the benefits of a family membership at the Beaver Creek Club (which includes golf at the Beaver Creek Golf Course and access to Beano's Cabin and the Hyatt Spa); provided however, that Executive shall not actually be a member of such club and in no event shall Executive be entitled to any claim of reimbursement of any initiation or similar fee.  Executive shall be solely responsible for the payment of any and all charges incurred at such facilities, excluding only the payment of any regular dues which Executive shall not be obligated to pay.  In addition, Executive shall, subject to applicable rules and bylaws in effect from time to time, be entitled to the benefits of membership at either The Country Club of the Rockies or The Club at Cordillera, whichever Executive elects (subject to availability); provided however, that Executive shall not actually be a member of such club and in no event shall Executive be entitled to any claim of reimbursement of any initiation or similar fee.  Further, Executive shall be solely responsible for the payment of any and all charges incurred at such club, and the payment of one-half of any of the regular dues associated with such club, and the VA shall pay the remaining one-half of any of the regular dues associated with club.

3. Term and Termination.

      (a) Term and Renewal.  The "Effective Date" of this Agreement shall be May 17, 1999.  Unless terminated earlier, as hereinafter provided, the term of this Agreement shall be for the period commencing with the Effective Date and continuing through September 30, 2002; provided, however, that unless either VA or Executive gives written notice of non-renewal to the other not less than 120 days prior to the then-current scheduled expiration date, this Agreement shall thereafter be automatically renewed for successive one-year periods.

      (b) Termination for Cause.  VA, acting through the President, may terminate this Agreement at any time for cause by giving Executive written notice specifying the effective date of such termination and the circumstances constituting such cause.  For purposes of this Agreement, "cause" shall mean (i) any conduct involving dishonesty, gross negligence, gross mismanagement, the unauthorized disclosure of confidential information or trade secrets or a violation of VA's code of conduct which has a material detrimental impact on the reputation, goodwill or business position of any of the Companies; (ii) gross obstruction of business operations or illegal or disreputable conduct by Executive which materially impairs the reputation, goodwill or business position of any of the Companies, including acts of unlawful sexual harassment; or (iii) any action involving a material breach of the terms of the Agreement including, without limitation after 15 days' written notice and opportunity to cure to the Board's satisfaction, material inattention to or material neglect of duties.  In the event of a termination for cause, Executive shall be entitled to receive only his then-current Base Salary through the date of such termination and any fully vested stock options or shares and other applicable benefits generally available to terminated executives at VA (not to be deemed to include severance payments or salary continuation).  Further, Executive acknowledges that in the event of such a termination for cause, he shall not be entitled to receive any MIP or other bonus for the year of termination.

      (c) Termination Without Cause or Non-Renewal.  VA may terminate this Agreement at any time without cause, by giving Executive written notice specifying the effective date of such termination.  In the event of a termination without cause, or if VA gives notice of non-renewal of this Agreement as provided in Section 3 (a) , and provided that Executive executes a written release in connection with such termination substantially in the form attached hereto as Annex I (the "Release"), Executive shall be entitled to receive (i) his then-current Base Salary through the date of such termination or non-renewal, (ii) in the event that the applicable Board-established performance targets for the year are achieved, a pro-rated bonus for the portion of the year in which such termination or non-renewal occurs (except that the Executive's guaranteed bonus of $70,000 for fiscal year 2000 shall be pro-rated based on a 14 and 1/2 month basis [i.e., from the Effective Date through the end of fiscal year 2000]), which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to VA's senior executives generally, (iii) continuation of his then-current Base Salary through the first anniversary of the date of termination or non-renewal, and (iv) any fully vested stock options or shares.  Notwithstanding the foregoing, should VA and Executive mutually agree to waive, in writing, Executive's compliance with the provisions of Section 4 hereof within 60 days of such termination or expiration, then Executive shall be under an obligation to mitigate damages by seeking other employment and the Base Salary continuation shall be reduced by compensation received by Executive from other employment or self-employment following such waiver.

      (d) Termination By Executive For Good Reason.  Executive shall be entitled to terminate this Agreement at any time for good reason by giving VA not less than ninety (90) days prior written notice.  For purposes of this Agreement, "good reason" shall mean (i) VA shall breach its obligations hereunder in any material respect and shall fail to cure such breach within 60 days following written notice thereof from Executive, (ii) VA shall decrease Executive's then current Base Salary and/or (iii) VA shall effect a material diminution in Executive's reporting responsibilities, titles, authority, offices or duties as in effect immediately prior to such change.  In such event, provided that Executive has executed the Release, Executive shall be entitled to receive (w) his then-current Base Salary through the date of such termination, (x) in the event that the applicable Board-established performance targets for the year are achieved, a pro-rated bonus for the portion of the year in which such termination occurs, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to VA's senior executives generally, (y) continuation of his then-current Base Salary through the first anniversary of the date of such termination, and (z) any fully vested stock options or shares.

      (e) Termination By Executive Without Good Reason.  Executive may also terminate this Agreement at any time without good reason by giving VA at least one hundred twenty (120) days prior written notice.  In such event, provided that Executive has executed the Release, Executive shall be entitled to receive only his then-current Base Salary through the date of termination and any fully vested stock options or shares and other applicable benefits generally available to terminated executives at VA (not to be deemed to include severance payments or salary continuation).  Further, Executive acknowledges that in the event of such a termination without good reason, he shall not be entitled to receive any MIP or other bonus for the year of termination.

      (f) Termination Due to Disability.  In the event that Executive becomes permanently disabled (as determined by the President and the Board in good faith according to applicable law), VA shall have the right to terminate this Agreement upon written notice to Executive; provided, however, that in the event that Executive executes the Release, Executive shall be entitled to receive (i) his then-current Base Salary through the date of such termination, (ii) in the event the applicable Board-established performance targets for the year are achieved, a pro-rated bonus for the portion of the year in which such termination occurs, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to VA's senior executives generally, and (iii) continuation of his then-current Base Salary through the earlier of (x) the scheduled expiration date of this Agreement (but in no event less than 12 months from the date of disability) or (y) the date on which his long-term disability insurance payments commence.  Further, Executive shall be entitled to retain all fully vested stock options and shares.

      (g) Termination Due to Death.  This Agreement shall be deemed automatically terminated upon the death of Executive.  In such event, provided Executive's personal representative executes a release substantially in the form or the Release, Executive's personal representative shall be entitled to receive (i) the Executive's then-current Base Salary through such date of termination, and (ii) in the event that the applicable Board-established performance targets for the year are achieved, a pro-rated bonus for the portion of the year in which such termination occurs, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to senior executives generally.  Further, Executive's personal representative shall be entitled to retain any stock options pursuant to the terms of the applicable stock option agreement.

      (h) Other Benefits.  During any period in which Executive is entitled to Base Salary continuation following termination or expiration of this Agreement under the terms of this Section 3, Executive shall also be entitled to continuation of then-current health, dental and other insurance benefits for Executive and his dependents at VA's expense.  Except as expressly set forth in this Section 3, Executive shall not be entitled to receive any compensation or other benefits in connection with termination of his employment.  Notwithstanding the foregoing, all deferred compensation shall be forfeited by Executive in the event of termination of employment pursuant to Section 3(b) or Section 3(e) of this Agreement.

      (i) Payment of Salary Continuation.  Payment of Base Salary following termination of this Agreement as required by this Section 3 shall be made in accordance with VA's normal payroll practices; provided, however, that in the event of a breach by Executive of the provisions of Sections 4, 5, 6 or 7 hereof, VA shall be entitled to cease all such payments.  No termination of this Agreement shall affect any of the rights and obligations of the parties hereto under Sections 4, 5, 6 and 7, but such rights and obligations shall survive such termination in accordance with the terms of such sections.

      4. Non-Competition.

The provisions of this Section 4 shall apply for a period of one (1) year beginning with the date of termination of Executive's employment with VA for any reason.  During such period, Executive will not, without the prior written consent of the President, directly or indirectly, become associated, either as owner, employee, officer, director, independent contractor, agent, partner, advisor or in any other capacity calling for the rendition of personal services, with any individual, partnership, corporation, or other organization in the states of Colorado, Nevada, Idaho, California or Utah whose business or enterprise is alpine or nordic ski area operation; provided, however, that the foregoing shall not preclude Executive from having passive investments in less than five percent (5%) of the outstanding capital stock of a competitive corporation which is listed on a national securities exchange or regularly traded in the over-the-counter market or which have been approved in writing by the President.  If, for any reason, any portion of this covenant shall be held to be unenforceable it shall be deemed to be reformed so that it is enforceable to the maximum extent permitted by law.

Further, Executive covenants and agrees that, during his employment by VA and for the period of one year thereafter, Executive will not solicit for another business or enterprise any person who is a managerial or higher level employee of Vail Resorts, Inc. or any of its subsidiaries at the time of Executive's termination.

5. Document Return; Resignations.

Upon termination of Executive's employment with VA for any reason, Executive agrees that he shall promptly surrender to VA all letters, papers, documents, instruments, records, books, products, and any other materials owned by any of the Companies or used by Executive in the performance of his duties under this Agreement.  Additionally, upon termination of Executive's employment with VA for any reason, Executive agrees to immediately resign from, and execute appropriate resignation letters relating to, all officer, director, management or board positions he may have by reason of his employment or involvement with VA, specifically including but not limited to the Board, the boards of any of the Companies and any other boards, districts, homeowner and/or industry associations in which Executive serves at the direction of VA, including but not limited to the Beaver Creek Resort Company, the Beaver Creek Governing Board, and the Smith Creek Metro District (collectively the "Associations").

6. Confidentiality.

During the term of this Agreement, and at all times following the termination of Executive's employment with VA for any reason, Executive shall not disclose, directly or indirectly, to any person, firm or entity, or any officer, director, stockholder, partner, associate, employee, agent or representative thereof, any confidential information or trade secrets of any of the Companies or the Associations.

7. Non-Disparagement.

For a period of five (5) years following the termination of Executive's employment with VA for any reason, Executive agrees that he shall not make any statements disparaging of any of the Companies, the Board, and the officers, directors, stockholders, or employees of any of the Companies or the Associations.  VA shall similarly not disparage Executive following such termination, it being understood that, subject to the terms of this Section 7, VA and Executive, as appropriate, may respond truthfully to inquiries from prospective employers of Executive, or as may be required by any governmental or judicial body acting in their official capacity.

8. Injunctive Relief.

The parties acknowledge that the remedy at law for any violation or threatened violation of Sections 4, 5, 6, 7 and/or 9 of this Agreement may be inadequate and that, accordingly, either party shall be entitled to injunctive relief in the event of such a violation or threatened violation without being required to post bond or other surety.  The above stated remedies shall be in addition to, and not in limitation of, any other rights or remedies to which either party is or may be entitled at law, in equity, or under this Agreement.

9. Non-Assignability.

It is understood that this Agreement has been entered into personally by the parties.  Neither party shall have the right to assign, transfer, encumber or dispose of any duties, rights or payments due hereunder, which duties, rights and payments with respect hereto are expressly declared to be non-assignable and non-transferable, being based upon the personal services of Executive, and any attempted assignment or transfer shall be null and void and without binding effect on either party; provided, however, that VA may assign this Agreement to any affiliate or successor corporation.

10. Complete Agreement.

This Agreement constitutes the full understanding and entire employment agreement of the parties, and supersedes and is in lieu of any and all other understandings or agreements between VA and Executive.  Nothing herein is intended to limit any rights or duties Executive has under the terms of any applicable stock option, incentive or other similar agreements.

11. Arbitration.

Other than the parties right to seek injunctive relief in accordance with Section 8 of this Agreement, any controversy or claim arising out of or in relation to this Agreement, or any breach thereof shall be resolved by final and binding arbitration, in accordance with the rules for contractual disputes, by the Judicial Arbiter Group ("JAG"), Denver, Colorado, and judgment on the award rendered may be entered in any court having jurisdiction.  In the event that any controversy or claim is submitted for arbitration hereunder relating to the failure or refusal by VA or Executive to perform in full all of its obligations hereunder, VA or Executive, as applicable, shall have the burden of proof (as to both production of evidence and persuasion) with respect to the justification for such failure or refusal.  The arbitrator(s) shall award the prevailing party its reasonable attorneys' fees and costs.  The arbitrator(s) shall not have the power to direct equitable relief.

12. Amendments.

Any amendment to this Agreement shall be made only in writing and signed by each of the parties hereto.

13. Governing Law.

The internal laws of the State of Colorado law shall govern the construction and enforcement of this Agreement.

14. Notices.

Any notice required or authorized hereunder shall be deemed delivered with deposited, postage prepaid, in the United States mail, certified, with return receipt requested, addressed to the parties as follows:

Mr. John McD. Garnsey
P.O. Box 3448
Eagle, Colorado 81631

Vail Associates, Inc.
P.O. Box 7
Vail, Colorado 81658
Attn:  President
CC:   General Counsel

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of first written above.

EMPLOYER:

VAIL ASSOCIATES, INC.

By: Andrew P. Daly
Its:  President

EXECUTIVE:

/s/ John McD. Garnsey
John McD. Garnsey

MUTUAL RELEASE

This mutual release (this “Release”) is entered into as of this _____ day of __________. _____ (the “Release Date”) by John McD. Garnsey (“Employee”), on the one hand and Vail Associates, Inc., (“VA”) on the other hand.

1. Reference is hereby made to the employment agreement dated May 17, 1999 (the "Employment Agreement") by the parties hereto setting forth the agreements among the parties regarding the termination of the employment relationship between Employee and VA.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Agreement.

2. Employee, for himself, his wife, heirs, executors, administrators, successors, and assigns, hereby releases and discharges VA and its respective direct and indirect parents and subsidiaries, and other affiliated companies, and each of their respective past and present officers, directors, agents and employees, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which Employee or his wife, heirs, executors, administrators, successors, or assigns ever had or may have at any time through the Release Date.  Employee acknowledges and agrees that this Release is intended to and does cover, but is not limited to, (i) any claim of employment discrimination of any kind whether based on a federal, state, or local statute or court decision, including the Age Discrimination in Employment Act with appropriate notice and rescission periods observed; (ii) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee's employment at VA and/or Employee's separation from VA including, but not limited to, any claims in the nature of tort or contract claims, wrongful discharge, promissory estoppel, intentional or negligent infliction of emotional distress, and/or breach of covenant of good faith and fair dealing; enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release.  It is the intent of the parties that by this Release Employee is giving up all rights, claims and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. Employee accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

3. VA hereby releases and discharges Employee, his wife, heirs, executors, administrators, successors, and assigns, from any and all actions, causes of actions, claims, demands, grievances and complaints, known and unknown, which VA ever had or may have at any time through the Release Date.  VA acknowledges and agrees that this Release is intended to and does cover, but is not limited to, (i) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee's employment at VA and/or Employee's separation from VA, and (ii) any claim for attorneys' fees, costs, disbursements, or other like expenses.  The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release.  It is the intent of the parties that by this Release VA is giving up all of its respective rights, claims, and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred.  VA accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

4. This Release shall in no event (i) apply to any claim by either Employee or VA arising from any breach by the other party of its obligations under the Employment Agreement occurring on or after the Release Date, (ii) waive Employee's claim with respect to compensation or benefits earned or accrued prior to the Release Date to the extent such claim survives termination of Employee's employment under the terms of the Employment Agreement, or (iii) waive Employee's right to indemnification under the by-laws of the Company.

5. This Mutual Release shall be effective as of the Release Date and only if executed by both parties.

IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has executed this Mutual Release on the date indicated below.

                        VAIL ASSOCIATES, INC.

________________________                                                                                                           By:__________________________
John McD. Garnsey

Date:  ___________________                                                                                                           Date:  ________________________

EXHIBIT A

Responsibilities:  Direct responsibility for the following areas:

•	Mountain Operations (Beckley)

•	Mountain Dining (Sloan

•
Clubs – Clubs would report to a three member operations committee which would include Employee, Andy Daly, and Jim Thompson.  Clubs include Beaver Creek Club, Passport Club, Game Creek Club, Bachelor Gulch Club and Arrowhead Alpine Club (Tjossem, Hitchcock, and Moroney)

•	Beaver Creek Golf Course (position open)

•	Beaver Creek Financial Planning – you will have your own financial analyst to track financial performance.

•	Beaver Creek Village Operations – will move from Thompson effective on hire. (McIIveen)

•	Bachelor Gulch and Arrowhead Operations – will move from Thompson effective on hire. (Simmons)

Indirect responsibility for the following:

•	Beaver Creek Ski and Snowboard School – shared responsibility for Beaver Creek operation. Entire Vail/Beaver Creek Ski and Snowboard School to continue to report to Vail SVP & COO.

•	Marketing – Shared responsibility with Bruce Mainzer, Senior Vice President Marketing (Sara Donohue).

EXHIBIT B

(See Attached)